Exhibit 5.1

Eastern International Ltd. 东源全球股份有限公司 3-212 Governors Square 23 Lime Tree Bay Avenue P.O. Box 30746, Seven Mile Beach Grand Cayman KY1-1203 Cayman Islands	D +852 3656 6054 E nathan.powell@ogier.com Reference: NMP/CLE/508498.00002

5 January 2026

Dear Sirs

Eastern International Ltd. 东源全球股份有限公司 (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). The Form S-8 relates the registration by the Company of up to 1,500,000 ordinary shares of the Company with a par value of US$0.0001 each (the Shares) pursuant to the Company’s 2025 Omnibus Equity Plan (the Equity Plan).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Form S-8.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 27 July 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the second amended and restated memorandum and articles of association of the Company adopted by the special resolutions passed on 14 September 2024 (the Memorandum and Articles);

(c)	a certificate of good standing dated 25 August 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Yuki Yan David Lin Alan Wong Rachel Huang** Janice Chu** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	the register of directors and officers of the Company (the ROD);

(e)	a certificate from a director of the Company dated 5 January 2026 as to certain matters of facts (the Director’s Certificate);

(f)	the unanimous written resolutions of all of the directors of the Company dated 2 December 2025 approving, among other things, the Company’s adoption of the Equity Plan (the Board Resolutions);

(g)	the Form S-8; and

(h)	the Equity Plan as exhibited to the Form S-8.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Director’s Certificate and the ROD is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conform in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remains in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Offering and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Equity Plan

(i)	neither the directors nor the shareholders of the Company have taken any steps to appoint a restructuring officer or liquidator of the Company, and no receiver has been appointed over any of the Company’s property or assets;

(j)	the maximum number of Shares to be issued by the Company under the Equity Plan (the ESOP Shares) would not exceed the Company’s authorised share capital then in place and the consideration payable for each ESOP Share shall be no less than the par value of the ESOP Shares; and

(k)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is USD50,000 divided into shares of which (i) 450,000,000 shares are designated as ordinary shares with a nominal or par value of USD0.0001 per share, and (ii) 50,000,000 shares are designated as preferred shares with a nominal or par value of USD0.0001 per share.

Valid Issuance of ESOP Shares

(c)	The issuance and allotment of the ESOP Shares under the Equity Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, the Board Resolutions and the terms of the Equity Plan and once consideration of not less than the par value per ESOP Share is fully paid in accordance with the Equity Plan to the Company, the ESOP Shares will be validly issued, fully paid and non-assessable.

(d)	Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members of the Company will be deemed to have legal title to the shares of the Company set out against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Equity Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfillment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the Equity Plan is effective.

Yours faithfully

/s/ Ogier

Ogier